Exhibit 10.26
Summary of Director and Executive Officer Compensation
I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers and Fees	2007
Board retainer	$50,000
Board meeting fee	$3,000
Audit chair retainer	$10,000
Audit member retainer	$2,000
Compensation, Nominating and Governance chair retainer	$5,000
Committee chair meeting fee (excluding Executive)	$2,500
Non-chair committee meeting fee	$2,000
     In addition to the cash compensation set forth above, each non-employee director receives a nondiscretionary annual grant of a non-qualified option for the purchase of 6,000 shares of the Company’s common stock. The option has an exercise price equal to the fair market value of the stock on the grant date and is fully vested as of the grant date.
II. Executive Officer Compensation. The following table sets forth the current base salaries and the fiscal 2006 performance bonuses provided to the Company’s Chief Executive Officer and four most highly compensated executive officers (the “Named Executive Officers”).

		Fiscal 2006
Executive Officer	Current Salary	Bonus Amount
John D. Ferguson	$700,000	$1,043,174
Irving E. Lingo, Jr.	$353,550	$525,479
Kenneth A. Bouldin	$310,500	$461,510
Richard P. Seiter	$290,000	$426,923
G. A. Puryear, IV	$240,000	$355,962
The Named Executive Officers also participate in the Company’s 2007 Cash Bonus Plan and receive long-term incentive awards pursuant to the Company’s stockholder approved equity incentive plans.
III. Additional Information. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2007 annual meeting of stockholders.